Exhibit 99.1

For Immediate Release	Media Contact
Dick Parsons
“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

(949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Triple Digit Growth for Both Sales and Net Income
 For the First Quarter ended May 31, 2010 over Prior Year

This Continues the Trend of Accelerating Sequential Sales and Net Income Growth as Previously Reported with four consecutive growth quarters including the FY ended February 28, 2010

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  July 14, 2010 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made three key announcements today.  First, that sales revenue for the first quarter ended May 31, 2010 was $1,211,420 compared to $398,375 in the prior year, an increase of 204.0%.  Net income was $472,909, compared to a loss of $69,828 in the prior year for an improvement of 777.2%.

 Carl Palmer, President and CEO of Seychelle said “We achieved a profitable first quarter based on accelerating triple digit sales and net income growth with the increased sales of the 28 oz plastic bottle, its replacement filter, the water pitcher and the 27 oz. stainless steel bottle. This enabled us to achieve a record four consecutive quarters of profitable sales growth and continued improvements put in place for more effective cost controls.”

With Seychelle portable water filtration, consumers can drink, with complete confidence that only Seychelle can provide, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

Second, Carl Palmer followed by saying “the need for this superior water filtration technology was never more evident than in the recent BP Oil Spill where clean-up crews could have used our advanced filtration bottles to preserve their health as our filter takes out up to 99.99% of all of the carcinogenic pesticides and heavy metals sprayed by BP into the ocean to disperse the oil leak.  Once the oil leak migrates into the inland water supplies, even though the Seychelle filter does not filter out salt water, there will be an even greater need for Seychelle advanced filter bottles by the local residents to take these toxins out of their municipal water supply to protect their health.”  This is detailed in the link noted below;

http://blog.alexanderhiggins.com/2010/06/05/amount-neurotoxin-pesticide-corexit-sprayed-bp-tops-1-million-gallons/

Third, he said “we launched our new web store in June on www.seychelle.com  with a resounding success and will be a great source for consumers to purchase our products in addition to the expansion currently underway into the retail sector.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,854,146 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.